CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 24, 2013 on the financial statements of Dean Funds (the “Funds”), comprising Dean Small Cap Value Fund and Dean Mid Cap Value Fund, each a series of the Unified Series Trust, as of March 31, 2013 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Dean Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 29, 2013